Exhibit 99.1

NEWS RELEASE

For: Tasty Baking Company
For More Information: Mary C. Borneman Manager, Investor & Public Relations 215-221-8537 mary.borneman@tastykake.com	David S. Marberger Chief Financial Officer; Chad Ramsey Director, Investor Relations 215-221-8500

FOR IMMEDIATE RELEASE

TASTY BAKING COMPANY REPORTS
NET SALES AND VOLUME GROWTH IN THE SECOND QUARTER 2007

Unit sales volume increased 3.2% versus the prior comparable period

Philadelphia, Pennsylvania, August 1, 2007 - Tasty Baking Company (NasdaqGM: TSTY) today reported net sales of $43.8 million for its 13-week second quarter ended on June 30, 2007, a 2.9% increase over the $42.6 million reported for the second quarter last year.  Net income was $0.9 million in the second quarter of 2007 compared to $1.1 million in the second quarter of 2006.  Net income included $0.5 million of after-tax incremental depreciation due to a change in useful lives of assets at the Philadelphia bakery related to the company’s plan to move from its present facility in 2010.  EBITDA for the second quarter 2007 was $3.9 million versus $3.7 million in the second quarter last year, a 3.2% increase.

Financial Highlights Second Quarter 2007
$ in millions, except per share data (unaudited)
	2007 Q2	2006 Q2	% Change[1]	2007 Year-to-Date	2006 Year-to-Date	% Change[1]
Gross Sales	$70.0	$67.9	3.1%	$140.4	$137.2	2.3%
Discounts & Allowances			3.3%			0.9%
Net Sales	$43.8	$42.6	2.9%	$88.1	$85.5	3.1%
Route Net Sales			3.9%			2.1%
Non-route Net Sales			-0.1%			6.4%
Depreciation[2]	$2.4	$1.6	47.0%	$4.0	$3.2	27.6%
Gross Margin[3] %	32.7%	36.0%	-3.3 pps	33.0%	35.0%	-2.0 pps
Net Income[4]	$0.9	$1.1	-16.8%	$1.8	$2.1	-12.9%
Net Income per Fully-diluted Share[5]	$0.12	$0.14	-14.3%	$0.22	$0.25	-12.0%
EBITDA[6]	$3.9	$3.7	3.2%	$7.1	$7.1	0.4%

[1]	Percentages may not calculate due to rounding
[2]	2007 Q2 and 2007 Year-to-Date include pre-tax incremental depreciation of $0.7 million due to a change in useful lives of assets at the Philadelphia bakery related to the company’s plan to move from its present facility
[3]	Based on net sales less cost of sales and depreciation. Incremental depreciation as described in footnote 2 reduced gross margin by approximately 160 basis points in 2007 Q2 and 80 basis points 2007 Year-to-Date
[4]	2007 Q2 and 2007 Year-to-Date reduced by $0.5 million due to the after-tax impact of incremental depreciation described in footnote 2
[5]	2007 Q2 and 2007 Year-to-Date reduced by approximately $0.06 per share due to the impact of incremental depreciation expense described in footnote 2
[6]	Earnings before net interest, income taxes, depreciation and amortization (reconciliation table of GAAP Net Income to EBITDA, a non-GAAP financial measure, is provided below)

Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, “During the second quarter, we were pleased to deliver volume and net sales growth.  These results were achieved through focused execution of our core strategies – building the brand; delivering product innovation; growing routes and new markets; and driving operational excellence.  As a result, the company delivered net income in the second quarter 2007 of $0.12 per fully-diluted share, which includes approximately $0.06 per fully-diluted share of incremental depreciation expense due to a change in useful lives of assets at the Philadelphia bakery related to the company’s plan to move from its present facility.”

Mr. Pizzi continued, “In addition, we are pleased with the progress we are making on our initiative to move to new facilities. As an organization, we are focused on balancing our everyday business needs with the requirements of a project of this scope and magnitude. While we look forward to the opportunities a new manufacturing facility will present, we recognize the importance of, and remain committed to, delivering solid results throughout the process.”

Results of Operations

The company’s 2.9% net sales increase in the second quarter of 2007 versus the comparable period in 2006 resulted from a 3.2% increase in unit volume.  Route net sales increased 3.9% versus the prior comparable period, driven by family pack sales.  Non-route net sales in the second quarter of 2007 were level with the same period last year, primarily as a result of slightly lower sales with existing direct customers offset by sales gains with new third-party distributors.  Through the first half of 2007, total net sales were up 3.1% versus the first half of 2006.

Cost of sales, excluding depreciation, for the second quarter of 2007 increased 5.8% versus the second quarter of 2006.  Variable manufacturing expense increased 14%, primarily driven by industry-wide cost increases for certain key ingredients, including dairy, eggs, oils and packaging, in addition to the higher sales volume.  The increase in variable manufacturing expense was partially offset by a 10% reduction in fixed manufacturing expense in the quarter due to lower employee-related costs, which resulted, in part, from changes in the company’s employee benefit plans.  Cost of sales, excluding depreciation, for the year-to-date 2007 was up 5.0% versus the same period 2006.

In the second quarter of 2007, gross margin declined 3.3 percentage points to 32.7% of net sales compared to the second quarter of 2006.  The decline in gross margin was partly attributable to the 1.6 percentage point impact of incremental depreciation.  The increased cost of commodities also negatively affected gross margin as did an unfavorable product mix shift compared to the same quarter last year.  Year-to-date gross margin declined 2.0 percentage points to 33.0% of net sales.

Selling, general and administrative (SG&A) expense in the second quarter 2007 declined 3.3% versus the comparable period last year.  The decrease was driven by lower freight and employee-related expenses, partially offset by a 13.6% increase in marketing expense associated with the company’s brand development efforts, including a new television advertising campaign.  When measured as a percentage of net sales, SG&A declined to 29.6% in the second quarter 2007 compared to 31.5% in the same quarter of 2006.  SG&A year-to-date 2007 was down 0.4% versus the same period last year.

With the transition to a new bank group as part of the financing of the company’s new facilities, the company made changes to several of its underlying debt instruments and agreements.  As a result, net interest expense for the second quarter 2007 was positively impacted by approximately $0.2 million related to closing out certain interest rate swaps.  While the company maintains other interest rate swaps, we do not expect gains of this magnitude to be a recurring item.

The effective tax rate for the second quarter of 2007 was 34.4% as compared to 36.2% in the second quarter of the prior year.

David S. Marberger, executive vice president and chief financial officer, said, “We were pleased with the company’s net sales growth, especially the 3.9% increase in route net sales in the second quarter 2007.  We continue to generate positive cash flow as debt decreased $4.8 million versus the second quarter 2006 and $2.1 million compared to the end of the first quarter 2007.  Given the incremental depreciation now impacting our results, we believe an important metric to measure the business is EBITDA because it eliminates the impact of incremental depreciation on operating results.  In the second quarter 2007, the company improved EBITDA by 3.2% compared to the second quarter of 2006.  We will continue our focus on cost containment programs and, effective July 1, 2007, we implemented a price increase on most of our family pack line to help mitigate some of the impact of increased commodity costs.”

Manufacturing Plan

On May 9, 2007, Tasty Baking Company announced that it will relocate its corporate headquarters and Philadelphia bakery to The Navy Yard in Philadelphia.  When complete, the company expects to realize annual pre-tax savings of approximately $13 million to $15 million, net of operating leases and before debt service.  These savings estimates include anticipated savings associated with a reduction in capital investment which is currently necessary to maintain its present 85 year old facility.  The company expects that workforce reduction will account for approximately two-thirds of these anticipated savings.

The company is assessing its options in regards to its current headquarters and Philadelphia bakery.  The company will determine the highest and best use for both properties and will report the results of its evaluation when complete.

Guidance for Fiscal 2007

Fiscal 2007 net sales are expected to increase 3.0% to 5.0% versus fiscal 2006.  The company had previously provided guidance of gross profit improvement at a rate lower than net sales.  We are updating that guidance to reflect approximately $3.3 million of incremental depreciation expense in 2007 due to the change in useful lives of assets at the company’s Philadelphia bakery that resulted from the decision to move to a new bakery, which is expected to be fully operational in 2010.  As a result, the company now expects the gross profit improvement generated from higher net sales to be more than offset by the incremental depreciation, which is expected to drive a decline in gross profit versus 2006.  There is increased downside risk to gross profit should the commodity markets worsen beyond current levels.  Selling, general and administrative expenses are also expected to increase compared to 2006, but at a lower rate than the net sales growth.  The company estimates capital expenditures to total approximately $22 million for full-year fiscal 2007, $16 million of which are expected investments associated with the new facilities.

Conference Call

Tasty Baking Company management will host a conference call Wednesday, August 1, 2007, at 11:00 a.m. EDT to discuss the company’s financial results and other business developments.  Investors will have the opportunity to listen to the call over the Internet at Tasty Baking Company’s web site, http://www.tastykake.com.  On the company's homepage, click on “Webcast” under the "Our Company, Investor Relations" links.  For those who cannot listen to the live web broadcast, a replay will be available shortly after the call and will remain available for ninety days on the company’s website.  To access a telephone replay, please call 1-888-203-1112 and enter the passcode “8035415.”  The telephone replay will be available from 2:00 p.m. on August 1, 2007, until Tuesday, August 7, 2007, at 11:59 p.m. EDT.

Non-GAAP Financial Measures

In addition to the reported results presented in accordance with generally accepted accounting principles (GAAP) in this press release, the company presented its performance in terms of EBITDA, which is a non-GAAP financial measure.  EBITDA represents net income before interest expense, income taxes, depreciation and amortization.  The company also presented gross profit, a GAAP financial measure, excluding the impact of depreciation (“gross profit excluding depreciation”), which is a non-GAAP financial measure, to provide a more comparable metric to prior quarters’ performance.  The company believes that these non-GAAP financial measures, viewed in addition to the company’s reported GAAP results, provide useful information and greater transparency to investors in regards to the company’s performance and position within its industry.  The company uses these non-GAAP financial measures internally to evaluate the company’s operating performance on a period over period basis and for forecasting future periods.  EBITDA and gross profit excluding depreciation as presented herein are not necessarily comparable to similarly titled measures of other companies.  A schedule is included that provides a reconciliation of EBITDA to net income under GAAP, the measure we believe to be most directly comparable to EBITDA, and gross profit excluding depreciation to gross profit.

About Tasty Baking Company

Tasty Baking Company (NasdaqGM: TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country’s leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania.  Tasty Baking Company offers more than 100 products under the Tastykake brand name.  For more information on Tasty Baking Company, visit www.tastykake.com.  In addition, consumers can send Tastykake products throughout the United States from the company’s website or by calling 1-800-33-TASTY.

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“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein.  There are a number of factors that may cause actual results to differ from these forward-looking statements, including, without limitation, the costs to lease and fit-out a new facility and relocate thereto, the risks of business interruption while transitioning to a new facility, successfully obtaining the necessary financing, possible disruption of production efficiencies arising out of the company’s announcement of and subsequent reduction in workforce, the costs and availability of capital to fund improvements or new facilities, the success of marketing and sales strategies and new product development, the ability to enter new markets successfully, the price of raw materials, and general economic and business conditions.  Other risks and uncertainties that may materially affect the company are provided in the company’s annual report to shareholders and the company’s periodic reports filed with the Securities and Exchange Commission from time to time, including, without limitation, reports on Forms 10-K and 10-Q.  Please refer to these documents for a more thorough description of these and other risk factors.  There can be no assurance that the company will succeed in implementing its manufacturing and sales strategies or that estimated operating cash savings will be realized.  The company assumes no obligation to update publicly or revise any forward-looking statements.

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS
(Unaudited)
(000's, except per share amounts)

	13 Weeks Ended		26 Weeks Ended
	6/30/2007	7/1/2006	6/30/2007	7/1/2006

Gross sales	$69,982	$67,909	$140,363	$137,241
Less discounts and allowances	(26,177)	(25,348)	(52,234)	(51,771)
Net sales	43,805	42,561	88,129	85,470

Cost of sales, exclusive of depreciation shown below	27,076	25,599	55,037	52,419
Depreciation	2,391	1,626	4,043	3,168
Selling, general and administrative	12,976	13,419	26,201	26,313
Interest expense	124	412	439	787
Other income, net	(202)	(274)	(433)	(524)

Income before provision for income taxes	1,440	1,779	2,842	3,307

Provision for income taxes	496	644	1,022	1,218

Net income	$944	$1,135	$1,820	$2,089

Average number of shares outstanding:
Basic	8,034	8,052	8,033	8,052
Diluted	8,138	8,236	8,134	8,250
Per share of common stock:

Net income:
Basic	$0.12	$0.14	$0.23	$0.26
Diluted	$0.12	$0.14	$0.22	$0.25

Cash Dividend	$0.05	$0.05	$0.10	$0.10

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET
(Unaudited)
(000's)

	6/30/2007	12/30/2006

Current assets	$31,072	$29,161
Property, plant, and equipment, net	63,995	65,384
Other assets	17,681	17,746

Total assets	$112,748	$112,291

Current liabilities	$19,284	$19,791
Long term debt	19,013	18,385
Accrued pension and other liabilities	20,682	19,781
Postretirement benefits other than pensions	5,487	6,065
Shareholders' equity	48,282	48,269

Total liabilities and shareholders' equity	$112,748	$112,291

Reconciliation of GAAP and Non-GAAP Financial Measures, as reported in the Tasty Baking Company earnings release of August 1, 2007.

The table below reconciles net income, presented in accordance with GAAP, to earnings before net interest, taxes, depreciation and amortization (EBITDA), which is a non-GAAP financial measure.

(in thousands)
(unaudited)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	6/30/2007	7/1/2006	6/30/2007	7/1/2006

Net Income	$944	$1,135	$1,820	$2,089
Add (Subtract):
Net interest	(109)	197	(23)	368
Provision for income taxes	496	644	1,022	1,218
Depreciation	2,391	1,626	4,043	3,168
Amortization	140	142	281	273
EBITDA	$3,862	$3,744	$7,143	$7,116

The table below reconciles gross profit, presented in accordance with GAAP, to gross profit excluding depreciation, which is a non-GAAP financial measure.

(in thousands)
(unaudited)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	6/30/2007	7/1/2006	6/30/2007	7/1/2006

Net Sales	$43,805	$42,561	$88,129	$85,470
Subtract:
Cost of Goods Sold	27,076	25,599	55,037	52,419
Depreciation	2,391	1,626	4,043	3,168
Gross Profit	$14,338	$15,336	$29,049	$29,883
Add:
Depreciation	2,391	1,626	4,043	3,168
Gross Profit excluding depreciation	$16,729	$16,962	$33,092	$33,051
Gross margin excluding depreciation (% of net sales)	38.2%	39.9%	37.5%	38.7%